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                                                                    Exhibit 10.6

                           PLATINUM technology, inc.
                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT
                             --------------------


     This Amended and Restated Agreement ("Agreement"), is made and entered into as of the 1st day of January, 1996 (the "Effective Date"), by and between Platinum technology, inc., a Delaware corporation (the "Company"), and Andrew Filipowski (the "Executive").

     WHEREAS, the Company entered into an Employment Agreement with Executive as an executive employee dated as of March 1, 1991 and the parties believe that the Employment Agreement needs to be clarified and the parties deem it advisable to amend and restate the Employment Agreement to clarify the language and include certain provisions which should have been included;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   Employment of Executive

     As of the Effective Date, the Company hereby engages and employs Executive in an executive capacity as the Company's Chairman, President and Chief Executive Officer and Executive hereby accepts such employment and agrees to act as an employee of the Company in accordance with the terms of employment hereinafter specified ("Executive Employment").

2.   Term of Executive Employment

     The period of Executive Employment shall begin on the Effective Date and continue until terminated as hereinafter provided (the "Employment Period").

3.   Duties

     (a) Executive shall be employed by Company as the Company's President and Chief Executive Officer. In such capacity, Executive shall have supervision and control over, and responsibility for, the general management and operation of the Company, and shall have such other powers and duties as the Board of Directors of the Company may from time to time prescribe; provided that, such powers and duties are consistent with the Executive's then present duties and with his position as the Company's senior executive officer in charge of the general management of the Company.

     (b) Nothing contained herein shall be construed so as to prohibit Executive from performing such other or additional duties or responsibilities, and exercising such other or additional authority in furtherance of the goals of the Company, as the Executive and the Board of Directors of the Company shall from time to time agree upon.

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     (c) Executive shall devote such portion of his business time and attention as is necessary to appropriately and efficiently discharge his duties and responsibilities as herein set forth. If Executive so discharges his duties he may engage in other business and civic activities, in addition to those relating to the Company's business, if such activities are not otherwise prohibited by the terms of this Agreement.

     (d) During Executive's employment hereunder, Executive shall not be required to relocate his principal residence from his current location as a result of the Company moving its principal executive offices or the Executive's office to an address greater than twenty (20) miles away from the Company's principal executive offices (or the Executive's office) at the Effective Date and shall not be required to perform services which could make the continuance of Executive's principal residence in such location unreasonably difficult or inconvenient for Executive except to the extent that the performance of such services (and travel) is commensurate with Executive's duties specified hereunder.

4.   Executive Salary and Compensation:

     (a) Base Salary. During the Employment Period of the Company shall pay or cause to be paid to Executive an initial base salary ("Base Salary") at an annual rate of $702,000.00 per year, payable to Executive on a periodic basis in accordance with the Company's then current executive salary payment practice; provided, however, that the installments may not be made less frequently than on a month basis. Such Base Salary shall be subject to review in accordance with the Company's normal practice for executive salary review from time to time in effect, and will not be reduced without the prior written consent of Executive.

     (b) Incentive Compensation. Executive shall be entitled to receive an annual bonus for the Employment Period as determined by the Compensation Committee of the Company's Board of Directors (the "Committee") for each fiscal year of the Company during the Employment Period ("Incentive Compensation"). The Incentive Compensation for 1996 shall be the amounts set forth in Exhibit A hereto, which may be amended from time to time by the Committee (computed before deduction of the bonus payable to Executive hereunder and any bonus payable to any executive officer which is also based upon the Company's pre-tax income); provided, however, if the aggregate amount which is payable pursuant to this
Section 4(b) for any one calendar year shall exceed $1,000,000 then amounts payable in excess of $1,000,000 shall be determined by a formula to be established by the Committee. It is the intention of the parties hereto, that in connection with establishing Incentive Compensation for periods following 1996 the Committee will not act arbitrarily and will modify the initial formula for incentive compensation in good faith in light of the Company's and the Executive's performance. The Company will pay the 1996 Incentive Compensation to Executive based upon the audited financial statements of the Company prepared by a nationally known independent accounting firm regularly retained by the Company ("Accounting Firm") (within 30 days following completion of the Company's annual audit and in accordance with the final determination of Incentive Compensation payable made by the aforementioned Accounting Firm). If Executive's employment is terminated effective at any time other than the end of the Company's fiscal year, the final adjustments will be made by the Accounting Firm based upon the most recent unaudited financial statements of the Company for the month end immediately prior to the effective date of termination.

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     (c) Withholding of Certain Taxes. All compensation referred to in Section
4(a) and 4(b) of this Agreement is stated in terms of gross amount, it being understood that the Company will be required to withhold from such gross amount deductions for federal, state and local income taxed (if any), F.I.C.A., unemployment compensation taxes and the like.

     (d) Fringe Benefits. During the Employment Period, the Company shall provide the following fringe benefits (hereinafter collectively "Fringe Benefits") to Executive: (i) Medical and Dental Insurance. The Company shall provide Executive and Executive's immediate family, including spouse and children, if any, at the Company's expense, with comprehensive medical and dental insurance coverage similar to that provided to other executive officers of the Company; (ii) Life Insurance. The Company shall provide Executive, at the Company's expense, a term or whole life policy or policies of insurance insuring the life of Executive for the benefit of person(s) designated from time to time by Executive in the amount of up to Five Million Dollars ($5,000,000) and shall be a sole life policy if requested by Executive, which shall be assigned to Executive, together with any cash value thereof at Executive's request and (b) a split dollar life insurance policy or policies insuring the life of Executive for the benefit of the person(s) designated from time to time by Executive in an amount up to Fifteen Million Dollars ($15,000,000) and the premiums therefor are reimbursed to the Company upon death or termination of employment and transfer of the policy to Executive as more particularly described in such policy; (iii) Disability Insurance. The Company shall provide Executive, at the Company's expense, with comprehensive short and long term disability insurance in an amount which the Company determines is reasonably commensurate with Executive's compensation contemplated hereunder, including, without limitation, Executive's base salary, incentive compensation, fringe benefits and the like; (iv) Clubs; Professional Organizations. The Company shall pay the annual dues and assessments for the Executive's membership in the Glen Oaks Country Club, the Union League Club, Butler Country Club, Eagle Springs Country Club, Game Creek Country Club, three health clubs and the Young President's Organization ("YPO") ("Clubs"). With respect to YPO, the Company shall also pay the costs and expenses of YPO and other professional organizations sponsored events which the Executive wishes to attend or participate in; (v) Automobile. The Company shall provide Executive with the use of a company car and shall reimburse Executive for all related expenses, including insurance coverage related thereto; (vi) Administrative Assistance. The Company shall at the Company's expense maintain his same office at the Corporate headquarters and provide Executive with an Administrative Assistant and such other clerical assistance as required by Executive.

5. Expenses. The Company shall pay or reimburse Executive in accordance with the Company's policy for all expenses reasonably incurred by Executive during the period of Executive's employment in connection with the performance of Executive's duties under this Agreement, including, without limitation, travel, entertainment and automobile expenses. As the Company may reasonably request, Executive shall provide to the Company documentation or supporting information relating to the expenses for which Executive seeks reimbursement.

6. For purposes of Sections 7, 8 and 9 the amount of annual Incentive Compensation and Base Salary which is payable as severance shall be equal to the greatest amount of Incentive Compensation and Base Salary, respectively, paid to Executive during any trailing 12 month period during the 36 month period preceding termination of Executive's employment with the Company (the "Severance Pay"). In addition to the foregoing, at the end of the Severance

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Period, Payout Period or such earlier date as provided by Section 9(b), at the
Executive's request, the Company shall (1) transfer its right, title and interest in (a) any airline travel pass purchased for the benefit of the Executive (including but not limited to the United Airlines Number A10194403002;
(b) all office equipment, computer, computer accessories, furniture, software, modem, fax machine, printers and related equipment supplied by the Company for the Executive's offices; and (c) the memberships to the Clubs; and (2) (a) sell to Executive any automobile or other vehicle provided to Executive pursuant to
Section 4(d) at the net book value or (b) assign any automobile lease for the vehicle(s) to the Executive, provided Executive assumes all remaining lease payments thereunder. If during the Severance Period and Payout Period (as hereinafter defined) the Executive's term as a director of the Company expires, the Company shall nominate and recommend to the shareholders of the Company the election of the Executive for the office of director of the Company.

7. Termination of Executive Employment by the Company: The Company shall have the option to terminate Executive's employment with or without cause, for any reason whatsoever, including without limitation, Disability (as hereinafter defined) by providing written Notice of Termination (as defined below) to Executive and such termination shall be effective 10 days after the giving of said written notice; provided, however, but subject in all events to Section 9 hereof, (i) if Executive is terminated for any reason other than Good Cause then the Company shall continue to pay to Executive, the Severance Pay, Fringe Benefits and the like, for a period of 5 years from the effective date of Executive's termination ("Payout Period"), and (ii) if Executive is terminated for Good Cause, the Company shall pay to Executive all such compensation owing through the date of termination.

     For purposes of this Section 7, Notice of Termination shall mean delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company's Board of Directors at a meeting of the Board of Directors (after reasonable notice has been delivered to Executive and reasonable opportunity has been provided for Executive, together with Executive's counsel, to be heard before the Board of Directors prior to such vote). For purposes of this Agreement, the termination of the Executive's employment hereunder shall be deemed to have been for Good Cause only if the termination of the Executive's employment shall have been the result of (a) an act or acts of dishonesty by Executive which the Board of Directors reasonably believes constitute a felony which result directly or indirectly in gain to or personal enrichment of the Executive at the Company's expense, or (b) an act or acts by Executive which the Board of Directors reasonably believes constitute a felony and as a result of which the continued employment of executive by the Company will have an adverse effect on the Company's business.

8. Termination of Executive Employment by Executive. The Executive may terminate the Executive's employment by the Company at any time, and in such event, unless prior to giving his notice, Executive shall have received a Notice of Termination for Good Cause, the Company shall continue to pay to Executive, as severance compensation, all compensation payable, including Severance Pay, Fringe Benefits and the like for period of 6 months from the effective date of Executive's termination (the "Severance Period") but subject in all events to
Section 9 hereof.

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9.   Change in Control.

     (a) For purposes hereof a "Section 9 Termination" shall have occurred if Executive's employment is terminated by Executive, or by the Company other than for Good Cause, at any time during the period beginning on the 120th day preceding the occurrence of a change in control (hereinafter defined) of the Company and ending on the second anniversary following the occurrence of a change in control of the Company. For purposes of this Agreement, a "change in control" of the Company shall be deemed to have occurred on the first of any of the following dates:

     (1) any corporation, person or other entity (other than the Company, majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of stock representing more than the greater of (i) twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities or (ii) the percentage of the combined voting power of the Company's then outstanding securities which equals (A) ten percent (10%) plus (B) the percentage of the combined voting power of the Company's outstanding securities held by such corporation, person or entity on the effective date of this Amended and Restated Employment Agreement; (b)(i) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation other than a majority-owned subsidiary of the Company, or to sell or otherwise dispose of all or substantially all of the Company's assets, and (ii) the persons who were the members of the Board of Directors of the Company prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof; (c) the stockholder of the Company approve a plan of liquidation of the Company; or (d) within any period of 24 consecutive months, persons who were members of the Board of Directors of the Company immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board of Directors of the Company immediately prior to such 24-month period and who constituted a majority of the Board of Directors of the Company at the time of such election, cease to constitute a majority of the Board.

     (b) If a Section 9 Termination occurs, then notwithstanding the provisions of Section 7 and 8 hereof, the Company shall continue to pay to Executive, as severance compensation, the Severance Pay and Fringe Benefits during the Payout Period. In lieu of regular payments of Base Salary during the Payout Period, Executive shall be entitled to receive, upon Executive's written election, a lump sum payment equal to the present value of the stream of monthly payments for the Payout Period, in which each monthly payment is 1/12 of the greatest amount paid to Executive as Base Salary during any trailing 12 month period in the 36 months prior to Executive's election hereunder. Executive may also similarly elect to receive a lump sum payment equal to the present value of the Incentive Compensation under Section 4(b) hereof for the balance of the Payout Period and an amount equal to the present value of the

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Fringe Benefits remaining to be paid for the balance of the Payout Period based upon the Company's expenses for providing the Fringe Benefits pursuant to
Section 4(d) hereof during the Company's most recently completed fiscal year. For purposes of this computation, present value shall be calculated on the basis of the prime rate of interest announced by the Company's principal bank, or if it has no such bank, published in the Wall Street Journal, on the date of Executive's election to receive the lump sum payments provided for herein.

10. Death or Disability of the Executive: Executive's employment shall automatically terminate upon the death of the Executive and, at the option of the Company as determined by the Board of Directors, upon the Disability (as hereinafter defined) of Executive. "Disability," as used herein, shall be deemed to have occurred whenever the Board determines, that in its judgment Executive has suffered physical or mental illness, injury or infirmity of such a nature, degree or effect as to render Executive, for a significant period of time, substantially unable to perform his duties as delineated in paragraph 3 hereof.

11. Gross Up for Excise Tax Liability: If it shall be determined that any payment or benefit received or to be received by Executive under this Agreement or any other plan, arrangement or agreement of the Company or any person whose actions result in a Change in Control of the Company or any affiliate thereof (all such payments and benefits a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount necessary to reimburse Executive, on an after-tax basis, for the Excise Tax and for any federal, state and local income tax and excise tax (including any interest and penalties imposed with respect to such taxes) that may be imposed by reason of the Payment. For purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal, state and local income taxes at the highest applicable marginal rate of taxation in the calendar year in which the Gross-Up Payment is to be made. All determinations required to be made under this Section 11, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be made by the Accounting Firm which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the request for such determination. Such request may be made by either party. The Company shall pay the fees and expenses of the Accounting Firm in connection with any determinations hereunder. The Gross-Up Payment shall be paid by the Company within 10 days of the Accounting Firm's determination of the amount thereof.

12. Mitigation of Amounts Payable Under Sections 7, 8 and 9: The Executive shall not be required to mitigate the amount of any payment provided for pursuant to Sections 7, 8 and 9 of this Agreement by seeking other employment or otherwise, and, further, any payment or benefit to be provided to Executive pursuant to this Agreement shall not be reduced by any compensation or other amount earned or collected by Executive at any time before or after the termination of Executive Employment hereunder.

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13.  Miscellaneous:  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person to the following addresses:

(i)  if to the Company, to:

     Platinum technology, inc.
     1815 South Meyers Road
     Oakbrook Terrace, IL  60181
     Attn:  Chief Financial Officer

     with a copy to:
     Platinum technology, inc.
     1815 South Meyers Road
     Oakbrook Terrace, IL  60181
     Attn:  General Counsel

(ii) If to Executive to:

     Andrew J. Filipowski
     624 Robinwood Lane
     Wheaton, IL 60187

     Any party may change its address for notice hereunder by notice to the other party hereto.

     (b) Governing Law. The parties agree that this Agreement shall be construed and governed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely within such state.

     (c) Binding Effect. This Agreement shall be binding upon and incur to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. Any Successor will automatically succeed to the obligations of the Company under this Agreement, including the obligations set forth in Sections 7 and 8 of this Agreement (as adjusted pursuant to the terms of Section 9 of this Agreement); provided that, the Company shall remain liable under this Agreement in such event.

     (d) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (e) Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto with respect to the matters set forth herein. This Agreement supersedes all prior negotiations, discussions correspondence, communications, understandings and agreements between the parties, written or oral, relating to the subject matter of this Agreement. This Agreement may be amended, superseded, canceled, renewed, or extended and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

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     (f)  Waivers.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     (g) Headings. The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation or construction of the provisions hereof.

     (h) Arbitration. Except for any claim or dispute which gives rise or could give rise to equitable relief under this Agreement, at the request of the Executive any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled exclusively and finally by arbitration. The arbitration shall be conducted in accordance with such rules and before such arbitrator as the parties shall agree and if they fail to so agree within 15 days after demand for arbitration, such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (hereinafter referred to as "AAA Rules"). Such arbitration shall be conducted in Chicago, Illinois, or in such other city as the parties to the dispute may designate by mutual consent. The arbitral tribunal shall consist of three arbitrators (or such lesser number as may be agreed upon by the parties) selected according to the procedure set forth in the AAA Rules in effect on the date hereof and the arbitrators shall be empowered to order any remedy which is appropriate to the proceedings and issues presented to them. The chairman of the arbitral tribunal shall be appointed by the American Arbitration Association from among the three arbitrators so selected. Any party to a decision rendered in such arbitration proceedings may seek an order enforcing the same by any court having jurisdiction.

     (i) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against the Executive or Company.

     (j) Legal Expenses. The Executive shall be entitled to recover any expenses for attorney's fees and disbursements incurred by him in connection with enforcing his rights under this Agreement.

     IN WITNESS WHEREOF, the Company and Executive have signed this Agreement as of the day and year written above.


                                        PLATINUM technology, inc.

                                        By: /s/ Michael P. Cullinane
                                           ---------------------------
                                        Its: Exec. V.P. & CFO
                                            --------------------------

                                        /s/ Andrew J. Filipowski
                                        ------------------------------
                                        Andrew J. Filipowski


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